[SRZ Letterhead]








Writer's Direct Number                                  Writer's E-mail Address
(212) 756-2131                                          george.silfen@srz.com


                                  July 25, 2008
VIA EDGAR

Division of Investment Management
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-0505
Attn: Christian T. Sandoe

       Re:  BNY/Ivy Multi-Strategy Hedge Fund LLC
            Registration Statement on Form N-2
            (FILE NOS. 333- AND 811-21247)

          On behalf of BNY/Ivy Multi-Strategy Hedge Fund LLC, transmitted for filing with the Securities and Exchange Commission is the Fund's Registration Statement on Form N-2.

          If you  have  any  questions  or  comments,  please  call me at  (212)
756-2131.

                                                  Very truly yours,

                                                  /s/ George Silfen, Esq.
                                                  -----------------------------
                                                   George Silfen, Esq.

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